Exhibit 10.4
Execution Version

U.S. $700,000,000
CREDIT AGREEMENT
Dated as of December 6, 2016
Among
FIRSTENERGY SOLUTIONS CORP.
as Borrower,
FIRSTENERGY GENERATION, LLC
and
FIRSTENERGY NUCLEAR GENERATION, LLC,
as Guarantors,
and
FIRSTENERGY CORP.,
as Lender

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS 1

Section 1.01.	Certain Defined Terms 1

Section 1.02.	Computation of Time Periods 13

Section 1.03.	Accounting Terms 13

Section 1.04.	Terms Generally 13

ARTICLE II	AMOUNTS AND TERMS OF THE ADVANCES 13

Section 2.01.	The Advances 13

Section 2.02.	Making the Advances 14

Section 2.03.	[Reserved] 14

Section 2.04.	Surety Credit Support 14

Section 2.05.	Fees 14

Section 2.06.	Adjustment of the Commitments 14

Section 2.07.	Repayment of Advances 15

Section 2.08.	Interest on Advances 15

Section 2.09.	[Reserved] 15

Section 2.10.	Interest Rate Determination 15

Section 2.11.	[Reserved] 15

Section 2.12.	Prepayments 15

Section 2.13.	[Reserved] 16

Section 2.14.	[Reserved] 16

Section 2.15.	Payments and Computations 16

Section 2.16.	Taxes 16

Section 2.17.	[Reserved] 18

Section 2.18.	Noteless Agreement; Evidence of Indebtedness 18

Section 2.19.	FES Indebtedness 18

ARTICLE III	CONDITIONS OF LENDING 18

Section 3.01.	Conditions Precedent to Initial Extension of Credit 18

Section 3.02.	Conditions Precedent to Each Extension of Credit 20

ARTICLE IV	REPRESENTATIONS AND WARRANTIES 21

Section 4.01.	Representations and Warranties of the Loan Parties 21

ARTICLE V	COVENANTS OF THE BORROWER 23

Section 5.01.	Affirmative Covenants of the Borrower 23

Section 5.02.	[Reserved 27

Section 5.03.	Negative Covenants of the Borrower 27

ARTICLE VI	EVENTS OF DEFAULT 30

Section 6.01.	Events of Default 30

ARTICLE VII	[Reserved] 32

-i-

ARTICLE VIII	MISCELLANEOUS 32

Section 8.01.	Amendments, Etc 32

Section 8.02.	Notices, Etc 32

Section 8.03.	Electronic Communications 33

Section 8.04.	No Waiver; Remedies 33

Section 8.05.	Return of Guarantor Bonds 34

Section 8.06.	No Right of Set-off 34

Section 8.07.	Binding Effect 34

Section 8.08.	Assignments 34

Section 8.09.	Governing Law 36

Section 8.10.	Consent to Jurisdiction; Waiver of Jury Trial 36

Section 8.11.	Severability 36

Section 8.12.	Entire Agreement 36

Section 8.13.	Execution in Counterparts 37

Section 8.14.	USA PATRIOT ACT Notice 37

Section 8.15.	No Fiduciary Duty 37

ARTICLE IX	GUARANTY 37

SCHEDULES AND EXHIBITS
Exhibit A    -    Form of Assignment and Assumption
Exhibit B    -    Form of Note
Exhibit C    -    Form of Notice of Borrowing

-ii-

CREDIT AGREEMENT
CREDIT AGREEMENT, dated as of December 6, 2016, among FIRSTENERGY SOLUTIONS CORP., an Ohio corporation (“FES”, or the “Borrower”), FirstEnergy Generation, LLC, an Ohio limited liability company (“FGC”), FirstEnergy Nuclear Generation, LLC, an Ohio corporation (“NGC”, and together with FGC, the “Guarantors”) and FirstEnergy Corp., an Ohio corporation (“FE”), as the lender (the “Lender”).
PRELIMINARY STATEMENTS
(1)    The Borrower has requested that the Lender establish a secured revolving credit facility in the amount of $500,000,000 and additional secured credit support in the amount of $200,000,000, each in favor of the Borrower, all of which may be used for general corporate purposes.
(2)    Subject to the terms and conditions of this Agreement, the Lender is willing to establish the requested revolving credit facility and additional secured credit support in favor of the Borrower.
NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.    Certain Defined Terms.
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Advance” means an advance by the Lender to the Borrower as part of a Borrowing pursuant to Section 2.01 and includes, for the avoidance of doubt, any Same Day Advance.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.
“Agreement” means this Credit Agreement, as amended, modified and supplemented from time to time.
“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal of competent jurisdiction (including those pertaining to health, safety or the environment or otherwise).

“Assignment and Assumption” means an assignment and assumption entered into by the Lender and an assignee of the Lender in substantially the form of Exhibit A hereto.
“Authorized Officer” means, with respect to any notice, certificate or other communication to be delivered by the Borrower hereunder, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower, which officer shall have all necessary corporate authorization to deliver such notice, certificate or other communication.
“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time, and any Federal law with respect to bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws affecting creditors’ rights generally.
“Bankruptcy Event” means, with respect to any Person, such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means, with respect to an Advance hereunder, a floating rate equal to the generally prevailing “prime rate” (as published in The Wall Street Journal from time to time) plus 1%.
“Base Rate Advance” means an Advance that bears interest as provided in Section 2.08. For the avoidance of doubt, all Advances shall be Base Rate Advances.
“Bay Shore Disposition” means the sale or other disposition of assets owned by the Borrower or its Subsidiaries and used in connection with the approximately 136 megawatt plant in Bay Shore, Ohio owned by FG, together with the fluidized-bed combustion boiler owned by Bay Shore Power Company, a subsidiary of FirstEnergy Ventures Corp., including the transfer or unwinding of contractual arrangements related thereto. For purposes of Section 2.06(b), “net cash proceeds received” on account of the Bay Shore Disposition shall not include any amounts paid to Bay Shore Power Company.
“Beneficiary” means any Person designated by the Borrower who receives the benefit of any Surety Credit Support.
“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means a borrowing consisting of an Advance made by the Lender pursuant to Section 2.01.
“Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York or Akron, Ohio.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.
“Commitment” means $500,000,000, as such amount may be reduced pursuant to Section 2.06(a) or Section 2.06(b).
“Commodity Trading Obligations” means the obligations of any Person under any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, commodity forward contract or derivative transaction and any put, call or other agreement, arrangement or transaction, including natural gas, power, emissions forward contracts, renewable energy credits, or any combination of any such arrangements, agreements and/or transactions, employed in the ordinary course of such Person’s business, including such Person’s energy marketing, trading and asset optimization business. The term “commodity” shall include electric energy and/or capacity, transmission rights, coal, petroleum, natural gas, fuel transportation rights, emissions allowances, weather derivatives and related products and by-products and ancillary services.
“Communications” has the meaning set forth in Section 8.03(a).
“Credit Parties” has the meaning set forth in Section 8.15 hereto.
“Designated Surety Bonds” means (a) that certain ACE – FG Surety Bond for the benefit of the Pennsylvania Department of Environmental Protection with respect to Little Blue Run, and (b) each other surety bond designated in writing to the Lender, in an aggregate amount for (a) and (b) not to exceed $200,000,000.
“Disclosure Documents” means the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q filed in 2016 prior to the Effective Date and Current Reports on Form 8-K filed in 2016 prior to the Effective Date.
“Dollars” and “$” each means lawful currency of the United States.
“Effective Date” means December 6, 2016.
“Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder, each as amended, modified and in effect from time to time.
“Event of Default” has the meaning set forth in Section 6.01.
“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder, in each case as amended and in effect from time to time.
“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise taxes imposed on (or measured by) the Recipient’s net income by the United States, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of the Lender, in which its Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Recipient is located, and (iii) any withholding taxes that (A) are imposed on amounts payable to such Recipient at the time such Recipient becomes a Recipient under this Agreement or designates a new lending office, except in each case to the extent that amounts with respect to such taxes were payable either (i) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement, or (ii) to such Recipient immediately before it designated a new lending office, (B) are attributable to such Recipient’s failure to comply with Section 2.16(e), or (C) are imposed as a result of a failure by such Recipient to satisfy the conditions for avoiding withholding under FATCA.
“Existing Facility” means that certain Credit Agreement dated as of June 17, 2011, among the Borrower, Allegheny Energy Supply Company, LLC, JPMorgan Chase Bank, N.A., as administrative agent and the lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified).
“Extension of Credit” means the making of any Advance or the provision of any Surety Credit Support, as applicable.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement and any current or future regulations or official interpretations thereof.
“FE” has the meaning set forth in the preamble hereto.
“FE Credit Facility” has the meaning set forth in Section 3.01(b).
“FES” has the meaning set forth in the preamble hereto.

“FES’s Mark-to-Market Obligations” means any of FES’s mark-to-market obligations under master standard service offer supply agreements or similar agreements between FES and any of FE’s regulated utility subsidiaries entered into from time to time as a result of FES’s participation in state public utility commission-approved competitive bid processes to provide retail electric generation supply.
“FGC” has the meaning set forth in the preamble hereto.
“First Mortgage Bonds” means the bonds, notes or similar instruments issued under any FMB Mortgage.
“FMB Mortgage” means (i) with respect to FGC, the Open-End Mortgage, General Mortgage Indenture and Deed of Trust, dated as of June 19, 2008, between FGC and The Bank of New York Trust Company, N.A., as trustee, as amended, restated, supplemented or otherwise modified from time to time (except as expressly provided otherwise herein), together with any supplemental indentures issued pursuant thereto, and (ii) with respect to NGC, the Open-End Mortgage, General Mortgage Indenture and Deed of Trust, dated as of June 1, 2009, between NGC and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended, restated, supplemented or otherwise modified from time to time (except as expressly provided otherwise herein), in each case of clauses (i) and (ii), together with any supplemental indentures issued pursuant thereto.
“GAAP” means generally accepted accounting principles in the United States in effect from time to time.
“Genco” means each of FGC and NGC.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantee” has the meaning set forth in Section 5.01(k).
“Guarantor Bonds” has the meaning set forth in Section 3.01(d).
“Guarantors” has the meaning set forth in the preamble hereto.
“Hedging Obligations” mean, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.
“Hostile Acquisition” means any Target Acquisition (as defined below) involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the Person that is the subject of such Target Acquisition. As used in this definition, the term “Target Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly (i) acquires all or substantially all of the assets or ongoing business of any other Person, whether through purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of any such Person that have ordinary voting power for the election of directors or (iii) otherwise acquires control of more than a 50% ownership interest in any such Person.
“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services other than trade accounts payable, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (v) [Reserved], (vi) reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers acceptances, surety or other bonds and similar instruments, (vii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (viii) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above. For the avoidance of doubt, “Indebtedness” shall include, as of any date of determination with respect to FES, the aggregate obligations of the Gencos under outstanding First Mortgage Bonds issued pursuant to their respective FMB Mortgages to guarantee or otherwise support FES’s Market-to-Market Obligations, which obligations shall be deemed to be limited in amount to the aggregate amount of FES’s Mark-to-Market Obligations for which Mark-to-Market Guarantees are in effect as of such date less the amount of cash or letter of credit collateral securing or otherwise supporting FES’s Mark-to-Market Obligations as of such date.
“Indemnified Taxes” means all Taxes (including Other Taxes) other than Excluded Taxes.
“Lender” has the meaning set forth in the preamble hereto.
“Lending Office” means 76 South Main Street, Akron, Ohio 44308.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this

Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan Documents” means this Agreement, any Note, and the Subordination Agreement.
“Loan Parties” means the Borrower, FGC and NGC.
“Mark-to-Market Guarantees” means guarantees by a Genco supporting FES’s Mark-to-Market Obligations, which guarantees may be secured by First Mortgage Bonds.
“Material Adverse Effect” means, with respect to the Borrower, (i) any material adverse effect on the business, property, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (ii) any material adverse effect on the validity or enforceability against the Borrower of this Agreement or any Note.
“Money Pool” has the meaning set forth in Section 5.01(i).
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is or may reasonably be expected to have an obligation to make, contributions, or with respect to which the Borrower may reasonably be expected to incur liability.
“NGC” has the meaning set forth in the preamble hereto.
“Nonrecourse Indebtedness” means, with respect to the Borrower and its Subsidiaries, (i) any Indebtedness that finances the acquisition, development, construction or improvement of an asset in respect of which the Person to which such Indebtedness is owed has no recourse whatsoever to the Borrower or any of its Affiliates and (ii) any Indebtedness existing on the date of this Agreement that finances the ownership or operation of an asset in respect of which the Person to which such Indebtedness is owed has no recourse whatsoever to the Borrower or any of its Affiliates, in each case of clauses (i) and (ii), other than:

(A)	recourse to the named obligor with respect to such Indebtedness (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset; and

(B)
recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor over its shares or like interest in the capital of the Debtor) to secure the Indebtedness, but only if the extent of the recourse to the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and

(C)
recourse to the Debtor generally or indirectly to any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.

“Note” means any promissory note issued at the request of the Lender pursuant to Section 2.18 in the form of Exhibit B hereto.
“Notice of Borrowing” means a notice of a Borrowing pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit C.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Organizational Documents” means, as applicable to any Person, the charter, code of regulations, articles of incorporation, by-laws, certificate of formation, operating agreement, certificate of partnership, limited liability company agreement, operating agreement, partnership agreement, certificate of limited partnership, limited partnership agreement or other constitutive documents of such Person.
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Credits” means, on any date of determination, an amount equal to the aggregate principal amount of all Advances outstanding on such date.
“PATRIOT Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as in effect from time to time.
“Permitted Dispositions” means each of (i) the Bay Shore Disposition, (ii) the West Lorain Disposition and (iii) the sale of the Borrower’s rights in and to contracts for the supply of electricity to retail or wholesale customers, together with any related intellectual property assets, contracts or arrangements, in each case, for fair market value as reasonably determined by the Borrower; provided, however, that for purposes of Section 2.06(b), “net cash proceeds received” on account of a sale described in clause (iii) shall only include proceeds in excess of the fair market value of Borrower’s rights in and to contracts for the supply of electricity to retail or wholesale customers as reasonably determined by the Borrower. “Permitted Disposition” means any such sale or disposition.
“Permitted Obligations” mean (i) nonspeculative Hedging Obligations of any Person and its subsidiaries arising in the ordinary course of business and in accordance with such Person’s established risk management policies that are designed to protect such Person against, among other things, fluctuations in interest rates or currency exchange rates and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the applicable obligations being hedged and (ii) Commodity Trading Obligations. For the avoidance of doubt, such transactions shall be considered nonspeculative if undertaken in conformance with FE’s Corporate Risk Management Policy then in effect, as approved by FE’s Audit Committee, together with the Approved Business Unit Risk Management Policies referenced thereunder, including, but not limited to, the FES Commodity Portfolio Risk Management Policy.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Recipient” means the Lender.
“Reference Ratings” means, with respect to the Borrower, the ratings assigned by S&P and Moody’s to the senior unsecured non-credit enhanced debt of the Borrower; provided that, if there is no such rating, “Reference Ratings” shall mean the ratings that are one level below the ratings assigned by S&P and Moody’s to the senior secured debt of the Borrower.
“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Lender for the provision of any Surety Credit Support. The Reimbursement Obligation of the Borrower with respect to any Surety Credit Support consisting of (x) the provision by the Lender of any cash collateral in favor of any Beneficiary shall be equal to the amount of cash collateral so provided, or (y) the provision by the Lender of any guarantee or letter of credit in favor of a Beneficiary shall be equal to the actual amount of cash paid by the Lender to such Beneficiary or letter of credit provider as a result of a draw on such guarantee or letter of credit.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“Same Day Advance” has the meaning set forth in Section 2.02(a).
“SEC” means the United States Securities and Exchange Commission.

“Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the date hereof, by and among the Loan Parties and the Lender under which all Indebtedness of a Loan Party to another Loan Party is subordinated to the obligations of the Loan Parties under this Agreement.
“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such a Person, or one or more Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Surety Credit Support” has the meaning set forth in Section 2.04(a).
“Surety Credit Support Cap” has the meaning set forth in Section 2.04(a).
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means December 31, 2018.
“United States” and “U.S.” each means the United States of America.
“Unmatured Default” means any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default pursuant to Section 6.01(c); provided, that, no failure by any Loan Party to perform under Section 5.01(c) and Section 5.01(g) hereof shall constitute an “Unmatured Default” hereunder.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“West Lorain Disposition” means the sale or other disposition of the Borrower’s direct or indirect interest in the approximately the approximately 545 megawatt plant in West Lorain, Ohio.
SECTION 1.02.    Computation of Time Periods.
In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
SECTION 1.03.    Accounting Terms.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g).

SECTION 1.04.    Terms Generally.
Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provisions hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (v) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01.    The Advances.
The Lender agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower in Dollars from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding the Commitment of the Lender. Each Borrowing shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Subject to the conditions set forth in Article III and the other terms and conditions hereof, the Borrower may from time to time borrow, prepay pursuant to Section 2.12 and reborrow under this Section 2.01; provided, that in no case shall the Lender be required to make an Advance to the Borrower hereunder if the making of such Advance would cause the total amount of all Outstanding Credits to exceed the aggregate amount of the Commitment.
SECTION 2.02.    Making the Advances.
(a)    Each Borrowing shall be made on notice, given not later than 10:00 a.m. (New York time) three Business Days (or such shorter period as the Lender may agree in its sole discretion) prior to the date of the proposed Borrowing, by the Borrower to the Lender; provided, however, that the Lender shall use commercially reasonable efforts to make same-day Borrowings (each, a “Same Day Advance”) upon request by the Borrower given not later than 10:00 a.m. (New York time) on the date of the proposed Borrowing, if there are exigent circumstances necessitating a Same Day Advance. Each such Notice of Borrowing by the Borrower shall be by email, in substantially the form of Exhibit C hereto, specifying therein the requested (A) date of such Borrowing, and (B) aggregate amount of such Borrowing. After the Borrower’s fulfillment of the applicable conditions set forth in ARTICLE III, the Lender will make such funds available to the

Borrower by 4:00 p.m. on the date of such Borrowing pursuant to the wire instructions set forth in the Notice of Borrowing, or as otherwise agreed upon.
(b)    Each Notice of Borrowing delivered by the Borrower shall be irrevocable and binding on the Borrower.
SECTION 2.03.    [Reserved]
SECTION 2.04.    Surety Credit Support.
(a)    Subject to the terms and conditions of this Agreement, the Lender agrees to fund collateral calls (regardless of form and structure) or otherwise provide credit support for the account of any Loan Party (including through guarantees or letters of credit for the benefit of Beneficiaries) relating to the Designated Surety Bonds ( “Surety Credit Support”) from and including the date hereof to the Termination Date, in an aggregate amount at any time outstanding not to exceed $200,000,000 (“Surety Credit Support Cap”), it being agreed that, for purposes of this clause (a), any Reimbursement Obligations outstanding and unpaid shall be deemed to be outstanding for purposes of whether the Surety Credit Support Cap has been reached; provided, that in no case shall the Lender be required to continue to provide Surety Credit Support hereunder if maintaining such Surety Credit Support would exceed the Surety Credit Support Cap. The Lender shall be under no obligation to provide any Surety Credit Support if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from providing such Surety Credit Support or (B) any law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the providing of Surety Credit Support generally.
(b)    Notice of Issuance; Application. The Borrower shall give the Lender written notice, or telephonic notice confirmed in writing, in any case, at least three Business Days (or such shorter period as the Lender may agree in its sole discretion) prior to the requested Surety Credit Support, such notice to be in a form reasonably agreed upon among the Borrower and the Lender.
(c)    Issuance. Provided that the Borrower has given the notice prescribed by Section 2.04(b) and provided further that no Event of Default has occurred and is continuing, the Lender shall provide the requested Surety Credit Support on the requested date for the benefit of the stipulated Beneficiary. At the request of the Borrower, the Lender shall deliver a copy of the documentation in connection with the Surety Credit Support to the Borrower within a reasonable time after the date of the Surety Credit Support.
(d)    [Reserved]
(e)    [Reserved]
(f)    Obligations of Borrowers Absolute. The obligation of the Borrower to reimburse the Lender shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

(i)    the existence of any claim, set-off, defense or other right that the Borrower or any Affiliate of the Borrower may have at any time against a Beneficiary or any transferee of any Surety Credit Support (or any Persons or entities for whom any such Beneficiary or transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;
(ii)    any draft, demand, certificate or any other documents presented with respect to any Surety Credit Support proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iii)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
(iv)    any non-application or misapplication by the Beneficiary of the proceeds of any Surety Credit Support; or
(v)    the fact that an Event of Default or an Unmatured Default shall have occurred and be continuing.
SECTION 2.05.     Fees.
Borrower shall pay the Lender a fee for the Surety Credit Support, payable monthly in arrears on the first day of each month and on the Termination Date, in an amount equal to one percent (1%) per annum multiplied by (A) the Surety Credit Support Cap, minus (B) the average amount of Reimbursement Obligations owed by Borrower to Lender during the immediately preceding calendar month (or portion thereof).
SECTION 2.06.    Adjustment of the Commitments.
(a)    Voluntary Commitment Reduction. The Borrower shall have the right, upon at least three Business Days’ notice to the Lender, to terminate in whole or, upon same day notice, from time to time to permanently reduce in part the unused portion of the Commitment; provided that each partial reduction shall be in the aggregate amount of $5,000,000 or in an integral multiple of $1,000,000 in excess thereof. Each such notice of termination or reduction shall be irrevocable. Without limiting subsection (b) below, if the Commitment is reduced or terminated pursuant to this subsection (a) it may not be reinstated.
(b)    Mandatory Commitment Reduction. Upon consummation of any Permitted Disposition, the Borrower shall deliver to the Lender a statement detailing the net cash proceeds received on account of such Permitted Disposition and not subject to any restriction on use by the Loan Parties, and the Commitment of the Lender shall be automatically and permanently reduced in the amount of such unrestricted net cash proceeds, or the Borrower shall make any mandatory prepayment required in accordance with Section 2.12(b).

SECTION 2.07.    Repayment of Advances.
The Borrower agrees to repay the principal amount of each Advance made by the Lender no later than the Termination Date. The Borrower agrees to repay the amount of all outstanding Reimbursement Obligations no later than the Termination Date
SECTION 2.08.    Interest.
The Borrower agrees to pay interest (i) subject to the proviso below, on the unpaid principal amount of each Advance made by the Lender on the behalf of the Borrower, from the date of such Advance until such principal amount shall be paid in full, and (ii) on Reimbursement Obligations, in each case, at a rate per annum equal at all times to the Base Rate in effect from time to time; provided, however, that with respect to each Same Day Advance, the Borrower agrees to pay interest on the unpaid principal amount of such Same Day Advance at a rate per annum equal to the Base Rate in effect from time to time plus 3.5% per annum from the date of such Same Day Advance to and including the fourth Business Day thereafter, after which interest shall accrue as described in clause (i) above. Interest shall be payable monthly in arrears on the first day of each month and on the Termination Date, subject to Section 2.15(f).
SECTION 2.09.    [Reserved]
SECTION 2.10.    Interest Rate Determination.
The Lender shall give prompt notice to the Borrower of the applicable interest rate determined by the Lender for purposes of Section 2.08.
SECTION 2.11.    [Reserved]
SECTION 2.12.    Prepayments.
(a)    Optional. The Borrower may at any time prepay (i) the outstanding principal amounts of the Advances in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid or (ii) the Reimbursement Obligations in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, in each case, upon notice thereof given to the Lender by the Borrower not later than 10:00 a.m. (New York time) on the date of any such prepayment; provided, however, that each partial prepayment of any Borrowing shall be in an aggregate principal amount not less than $5,000,000.
(b)    Mandatory. If and to the extent that the Outstanding Credits on any date hereunder shall exceed the aggregate amount of the Commitment hereunder on such date, the Borrower agrees to prepay on such date a principal amount of Advances, which prepayment shall result in the amount of Outstanding Credits being less than or equal to the Commitment hereunder on such date. Such prepayment of Advances shall be accompanied by accrued interest on the principal amount prepaid to the date of such prepayment.

SECTION 2.13.    [Reserved]
SECTION 2.14.    [Reserved]
SECTION 2.15.    Payments and Computations.
(a)    The Borrower shall make each payment hereunder and under any Note not later than 10:00 am (New York time) on the day when due in Dollars to the Lender, pursuant to wire instructions provided by the Lender, or as otherwise agreed upon, in same day funds, without set-off, counterclaim or defense and any such payment to the Lender shall constitute payment by the Borrower hereunder or under any Note, as the case may be, for all purposes.
(b)    [Reserved]
(c)    All computations of interest based on the Base Rate shall be made by the Lender on the basis of a year of 360 days. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)    Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fees, as the case may be.
(e)    [Reserved]
(f)    The principal amount of any Advance (or any portion thereof) payable by the Borrower hereunder or under any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times to the rate otherwise applicable to such Advance plus 2% per annum, payable upon demand. Any other amount payable by the Borrower hereunder or under any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times to the rate of interest applicable to Base Rate Advances plus 2% per annum, payable upon demand.
(g)    To the extent that any payment by or on behalf of the Borrower is made to the Lender, and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or other similar law now or hereafter in effect or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.
SECTION 2.16.    Taxes.
(a)    Any and all payments by the Borrower hereunder and under any Note or any other Loan Document shall be made, in accordance with Section 2.15, free and clear of and without deduction or withholding for any Indemnified Taxes, and all liabilities with respect thereto. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other Loan Document to any Recipient, (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay or cause to be timely paid the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(b)    In addition, the Borrower agrees to timely pay or cause to be timely paid any Other Taxes in accordance with Applicable Law.
(c)    The Borrower agrees to indemnify each Recipient, within 30 days after written demand therefore, for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid or payable by such Recipient and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted.
(d)    As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Lender.
(e)    Tax Forms.
(i)    The Lender shall deliver to the Borrower and duly executed originals of IRS Form W-9 (or copies thereof) certifying, to the extent the Lender is legally entitled to do so, that the Lender is exempt from U.S. federal backup withholding tax.
(ii)    The Lender agrees that if any form or certification it previously delivered under this Section 2.16(e) expires or becomes obsolete or inaccurate in any respect and the Lender is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower of its inability to update such form or certification.
(f)    [Reserved]
(g)    If the Lender claims any additional amounts payable pursuant to this Section 2.16, it shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of the Lender, be otherwise disadvantageous to the Lender.
(h)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.16 shall survive the payment in full of principal and interest hereunder and under any Note.

SECTION 2.17.    [Reserved]
SECTION 2.18.    Noteless Agreement; Evidence of Indebtedness.
(a)    The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Advance made by the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.
(b)    [Reserved]
(c)    The entries maintained in the accounts maintained pursuant to subsection (a) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such obligations in accordance with their terms.
(d)    The Lender may request that its Advances be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to the Lender a Note payable to the Lender and its registered assigns. Thereafter, the Advances evidenced by such Note and interest thereon shall at all times be represented by one or more Notes payable to the payee named therein, or to its registered assigns pursuant to Section 8.08, except to the extent that the Lender or assignee subsequently returns any such Note for cancellation and requests that such Borrowings once again be evidenced as described in subsection (a) above.
SECTION 2.19.    FES Indebtedness
The obligations of the Borrower and each Guarantor under this Agreement and any Loan Document shall not constitute “FES Indebtedness” or “Genco Indebtedness” for purposes of, and shall not be entitled to the benefits of, (i) the Guaranty, dated as of March 26, 2007, of FES with respect to certain indebtedness of FGC, (ii) the Guaranty, dated as of March 26, 2007, of FES with respect to certain indebtedness of NGC, (iii) the Guaranty, dated as of March 26, 2007, of FGC with respect to certain indebtedness of FES or (iv) the Guaranty, dated as of March 26, 2007, of NGC with respect to certain indebtedness of FES.
ARTICLE III
CONDITIONS OF LENDING
SECTION 3.01.    Conditions Precedent to Initial Extension of Credit.
The obligation of the Lender to make its initial Extension of Credit to the Borrower is subject to the conditions precedent that on or before the date of any such Extension of Credit:
(a)    The Lender shall have received the following, each dated the same date, in form and substance satisfactory to the Lender:

(i)    This Agreement, duly executed by each of the parties hereto, and a Note, to the extent requested by the Lender pursuant to Section 2.18(d), duly completed and executed by the Borrower and payable to the order of the Lender;
(ii)    Certified copies of the resolutions of the Board of Directors, or similar governing body, of each Loan Party approving this Agreement and the other Loan Documents to which it is, or is to be, a party and of all documents evidencing any other necessary corporate action with respect to this Agreement and such Loan Documents;
(iii)    A certificate of the Secretary of the Loan Parties certifying (A) the names and true signatures of the officers of the Loan Parties authorized to sign each Loan Document to which the Loan Party is, or is to become, a party and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the Organizational Documents of the Loan Parties, in each case as in effect on such date; and (C) that all governmental and regulatory authorizations and approvals required for the due execution, delivery and performance by the Loan Parties of this Agreement and each other Loan Document to which such Loan Party is, or is to become, a party, have been obtained.
(b)    That certain Credit Agreement, dated as of June 17, 2011, by and among the Lender and the subsidiaries of the Lender party thereto, as borrowers, the lenders from time to time party thereto and The Royal Bank of Scotland PLC, as administrative agent (as amended, restated, supplemented or otherwise modified) shall have been either amended or replaced in form and substance reasonably satisfactory to the Lender and the Borrower (such amended or replacement credit agreement, the “FE Credit Facility”).
(c)    All amounts outstanding under the Existing Facility, whether for principal, interest, fees or otherwise, shall have been paid in full, all commitments to lend thereunder shall have been terminated, and the Existing Facility shall have been terminated.
(d)    The Loan Parties shall have entered into the Subordination Agreement.
(e)    The Guarantors shall have issued to the Lender First Mortgage Bonds under the respective FMB Mortgages (the “Guarantor Bonds”), which Guarantor Bonds shall (i) be in principal amounts not less than $250,000,000 with respect to FGC and $450,000,000 with respect to NGC, (ii) provide that an Event of Default hereunder shall constitute the sole and exclusive event of default under such Guarantor Bond (notwithstanding any other events of default contemplated by the FMB Mortgages) or shall otherwise trigger redemption or put rights, in each case in form and substance satisfactory to the Lender, (iii) provide that at no time prior to the Termination Date shall the Guarantors issue bonds under the FMB Mortgages if such issuance would cause the aggregate outstanding amount of bonds issued under the FMB Mortgages to exceed 75% (or such greater percentage as shall have been consented to by the Lender, with such consent not to be unreasonably withheld) of the lesser of the Cost or Fair Value of all Property Additions (each capitalized term used in this clause (iii) and not otherwise defined herein shall have the meaning set forth in FMB Mortgages as in effect on the date hereof) and (iv) otherwise be on terms reasonably satisfactory to the Lender.

The Lender will notify the Borrower in writing, in a manner consistent with Section 8.02 hereof, upon the satisfaction of each of the condition precedents in this Section 3.01.
SECTION 3.02.    Conditions Precedent to Each Extension of Credit.
The obligation of the Lender to make an Extension of Credit to the Borrower (including the initial Extensions of Credit) that would increase the aggregate principal amount of obligations outstanding hereunder, shall be subject to the following conditions precedent that on the date of such Extension of Credit:
(i)    The following statements shall be true (and each of the giving of the applicable Notice of Borrowing, and the acceptance by the Borrower of the proceeds of such Borrowing, shall constitute a representation and warranty by the Borrower that on the date of such Extension of Credit such statements are true):
(A)    The representations and warranties of the Borrower contained in Section 4.01 hereof are true and correct in all material respects on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date (other than, as to any such representation or warranty that by its terms refers to a specific date other than the date of such Extension of Credit, in which case, such representation and warranty shall be true and correct in all material respects as of such specific date) (provided that in each case, such materiality qualifier is not applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof);
(B)    No event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes an Event of Default or an Unmatured Default with respect to the Borrower; and
(C)    Immediately following such Extension of Credit, the Outstanding Credits of the Lender shall not exceed the amount of the Commitment.
(ii)    The Borrower shall have delivered to the Lender a Notice of Borrowing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01.    Representations and Warranties of the Loan Parties.
Each Loan Party represents and warrants as follows:
(a)    Existence and Power. It is a corporation or limited liability company, as applicable, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, is duly qualified to do business as a foreign corporation or limited liability company in and is in good standing under the laws of each state in which the ownership of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, and has all corporate or limited liability company powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to do so, in each case, would not reasonably be expected to have a Material Adverse Effect.
(b)    Due Authorization. The execution, delivery and performance by it of each Loan Document to which it is, or is to become, a party, have been duly authorized by all necessary corporate or limited liability company action on its part and do not, and will not, require the consent or approval of its shareholders or members, as the case may be, other than such consents and approvals as have been duly obtained, given or accomplished.
(c)    No Violation, Etc. Neither the execution, delivery or performance by it of this Agreement or any other Loan Document to which it is, or is to become, a party, nor the consummation by it of the transactions contemplated hereby or thereby, nor compliance by it with the provisions hereof or thereof, contravenes or will contravene, or results or will result in a breach of, any of the provisions of its Organizational Documents, any Applicable Law, or any indenture, mortgage, lease or any other agreement or instrument to which it or any of its Subsidiaries is party or by which its property or the property of any of its Subsidiaries is bound, or results or will result in the creation or imposition of any Lien upon any of its property or the property of any of its Subsidiaries except as provided herein, except to the extent such contravention or breach, or the creation or imposition of any such Lien, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Borrower. The Borrower and each of its Subsidiaries is in compliance with all laws (including, without limitation, Environmental Laws), regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Borrower.
(d)    [Reserved]
(e)    Execution and Delivery. This Agreement and the other Loan Documents to which it is, or is to become, a party have been or will be (as the case may be) duly executed and delivered by it, and this Agreement is, and upon execution and delivery thereof each other Loan Document will be, the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.
(f)    [Reserved]
(g)    [Reserved]
(h)    [Reserved]
(i)    [Reserved]

(j)    [Reserved]
(k)    No Event of Default. No event has occurred and is continuing that constitutes an Event of Default or an Unmatured Default in each case with respect to such Loan Party.
(l)    No Material Misstatements. The reports, financial statements and other written information furnished by or on behalf of the Borrower to the Lender pursuant to or in connection with the Loan Documents and the transactions contemplated thereby, when taken together with the Borrower’s Disclosure Documents, do not contain and will not contain, when taken as a whole, any untrue statement of a material fact and do not omit and will not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading in any material respect.
ARTICLE V
COVENANTS OF THE BORROWER
SECTION 5.01.    Affirmative Covenants of the Borrower.
Unless the Lender shall otherwise consent in writing, so long as any amount payable by the Borrower hereunder shall remain unpaid, or the Lender shall have any Commitment hereunder, the Borrower will:
(a)    Preservation of Corporate Existence, Etc. (i) Without limiting the right of the Borrower to merge with or into or consolidate with or into any other corporation or entity in accordance with the provisions of Section 5.03(c) hereof, preserve and maintain its corporate existence, (ii) qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is reasonably necessary in view of its business and operations or the ownership of its properties and (iii) preserve, renew and keep in full force and effect the rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clauses (ii) and (iii) above, to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect with respect to the Borrower.
(b)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all Applicable Laws, rules, regulations, and orders of any Governmental Authority, the noncompliance with which would not reasonably be expected to result in a Material Adverse Effect with respect to the Borrower, such compliance to include, without limitation, compliance with the Patriot Act, regulations promulgated by OFAC, Environmental Laws and paying before the same become delinquent all material taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings.
(c)    Maintenance of Insurance, Etc. Maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates.

(d)    Inspection Rights. At any reasonable time and from time to time as the Lender may reasonably request (upon five Business Days’ prior notice delivered to the applicable Borrower and no more than once a year, unless an Event of Default has occurred and is continuing), permit the Lender or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective officers or directors; provided, however, that (x) the Borrower reserves the right to restrict access to any of its Subsidiaries’ facilities in accordance with reasonably adopted procedures relating to safety and security and (y) the Borrower nor any of its Subsidiaries shall be required to disclose to the Lender or any agents or representatives thereof any information that is the subject of attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or that is prevented from disclosure pursuant to a confidentiality agreement with third parties; provided that the Borrower agrees to use commercially reasonable efforts to obtain any required third-party consent to such disclosure, subject to customary nondisclosure restrictions applicable to the Lender.
(e)    Keeping of Books. Keep, and cause each Subsidiary to keep, proper books of record and account in which entries shall be made of all financial transactions and the assets and business of the Borrower and each of its Subsidiaries in accordance with GAAP.
(f)    Maintenance of Properties. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties (except such properties the failure of which to maintain or preserve would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Borrower) that are used or that are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and in accordance with prudent industry practices applicable to the industry of the Borrower, in all material respects, and (subject to (b) above) applicable law it being understood that this covenant relates only to the good working order and condition of such properties and shall not be construed as a covenant of the Borrower or any of its Subsidiaries not to dispose of such properties by sale, lease, transfer or otherwise.
(g)    Reporting Requirements. Furnish, or cause to be furnished, to the Lender , the following:
(i)    promptly after becoming aware of the occurrence of any Event of Default with respect to the Borrower continuing on the date of such statement, the statement of an Authorized Officer of the Borrower setting forth details of such Event of Default and the action that the Borrower has taken or proposes to take with respect thereto;
(ii)    in the event that the Borrower is no longer required to comply with the Exchange Act, as soon as available and in any event within 60 days after the close of each of the first three quarters in each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarter and consolidated statements of income of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, fairly presenting in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for such period and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer, assistant treasurer or controller of the Borrower as having been prepared in accordance with GAAP consistently applied (in the case of such statements that are unaudited, subject to year-end adjustments and the exclusion of detailed footnotes);
(iii)    in the event that the Borrower is no longer required to comply with the Exchange Act, as soon as available and in any event within 180 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Subsidiaries, containing consolidated and consolidating financial statements of the Borrower and its Subsidiaries for such year (which may contain a “going concern” or like qualification) certified by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such year and the results of their operations and their cash flows for the two-year period ending as at the end of such year in conformity with GAAP; and
(iv)    concurrently with the delivery of the financial statements specified in clauses (ii) and (iii) above a certificate of the treasurer or controller of the Borrower stating whether the Borrower has any knowledge of the occurrence and continuance at the date of such certificate of any Event of Default not theretofore reported pursuant to the provisions of clause (i) of this subsection (g), and, if so, stating the facts with respect thereto.
If any financial statements or report described in (ii) and (iii) above is due on a date that is not a Business Day, then such financial statements or report shall be delivered on the next succeeding Business Day.
(h)    [Reserved]
(i)    Subordination of Certain Affiliate Obligations. Cause all Indebtedness of each Loan Party to any other Loan Party (including, without limitation, under the Fifth Amended and Restated Non-Utility Money Pool Agreement, dated as of December 18, 2013 (as amended, modified, restated and replaced from time to time, the “Money Pool”), among the Lender, the Loan Parties and certain other Affiliates of the Borrower), to be subordinated to the obligations of the Borrower hereunder on the terms set forth in the Subordination Agreement.
(j)    [Reserved]
(k)    Guarantee. Maintain and cause the Guarantors to maintain in full force and effect the guarantee of the Guaranteed Obligations contained in Article IX hereto (the “Guarantee”).

SECTION 5.02.    [Reserved].
SECTION 5.03.    Negative Covenants of the Borrower.
So long as any amount payable by the Borrower hereunder shall remain unpaid, or the Lender shall have any Commitment to the Borrower hereunder, the Borrower will not:
(a)    Sales, Etc. (i) Sell, lease, transfer or otherwise dispose of any shares of common stock of any Subsidiary of the Borrower, whether now owned or hereafter acquired by the Borrower, or permit any Subsidiary of the Borrower to do so, or (ii) sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) or permit any of its Subsidiaries to sell, lease, transfer or dispose of (whether in one transaction or a series of transactions) assets located in the United States (including assets purported to be conveyed pursuant to any sale leaseback transaction) having an aggregate book value (determined as of the date of such transaction for all such transactions since the date hereof) that is greater than 10% of the book value of all of the consolidated fixed assets of the Borrower, as reported on the most recent consolidated balance sheet of the Borrower prior to the date of such sale, lease transfer or disposition to any entity other than the Borrower or any of its wholly owned direct or indirect Subsidiaries; provided, however, that this provision shall not in any way restrict, and shall not apply to the Permitted Dispositions.
(b)    Liens, Etc. Create or suffer to exist, or permit any Subsidiary of the Borrower to create or suffer to exist, any Lien upon or with respect to any of its properties (including, without limitation, any shares of any class of equity security of any Subsidiary of the Borrower), in each case to secure or provide for the payment of Indebtedness, other than (i) liens consisting of (A) pledges or deposits in the ordinary course of business to secure obligations under worker’s compensation laws or similar legislation, (B) deposits in the ordinary course of business to secure, or in lieu of, surety, appeal, or customs bonds to which the Borrower or any of its Subsidiaries is a party, (C) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money), or (D) materialmen’s, mechanics’, carriers’, workers’, repairmen’s or other like Liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted, or deposits to obtain in the release of such Liens; (ii) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower or a Subsidiary of the Borrower in the ordinary course of business, which secure the purchase price of such property or secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (iii) Liens existing on property acquired by the Borrower or a Subsidiary of the Borrower or on the property of any Person at the time that such Person becomes a Subsidiary of the Borrower or a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or a Subsidiary of the Borrower; provided, in each case, that such Liens were not created to secure the acquisition of such Person; (iv) Liens in existence on the date of this Agreement; (v) Liens created by any FMB Mortgage, so long as under the terms thereof no “event of default” (howsoever designated) in respect of any bonds issued thereunder will be triggered by reference to an Event of Default or Unmatured Default; (vi)  [Reserved]; (vii) Liens securing Nonrecourse Indebtedness; (viii) Liens on cash or cash equivalents deposited on behalf of or pledged to counterparties with respect to Permitted Obligations of the Borrower or any Subsidiary of the Borrower; (ix) Liens on

cash or cash equivalents to defease Indebtedness of the Borrower or any of its Subsidiaries; (x) Liens on cash or cash equivalents constituting proceeds from a disposition of assets otherwise not prohibited under subsection (a) above, which proceeds are deposited in escrow accounts for indemnification, adjustment of purchase price or similar obligations to the purchaser of such assets; (xi) Liens securing obligations in respect of pollution control or industrial revenue bonds or nuclear fuel leases, provided that the Liens extend to only the equipment, project, nuclear fuel or other assets financed with the proceeds of such financing; (xii) Liens arising in connection with leases that shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Borrower or a Subsidiary of the Borrower is liable as lessee; provided, that no such Lien shall extend to or cover any assets of the Borrower or a Subsidiary of the Borrower other than the assets of the Borrower or a Subsidiary of the Borrower subject to such lease and proceeds thereof; (xiii) Liens created by the Guarantor Bonds; (xiv) Liens created for the sole purpose of refinancing, extending, renewing or replacing in whole or in part Indebtedness secured by any Lien referred to in the foregoing clauses (i) through (xiii); provided, however, that the principal amount of Indebtedness (or, if greater, the aggregate lending commitment) secured thereby shall not exceed the principal amount of Indebtedness (or, if greater, the aggregate lending commitment) so secured at the time of such refinancing, extension, renewal or replacement, and that such refinancing, extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or Indebtedness that secured the Lien so extended, renewed or replaced (and any improvements on such property). Notwithstanding the foregoing, First Mortgage Bonds may not be issued or used to secure, or otherwise to assure creditors or counterparties with respect to payments on other Indebtedness, Commodity Trading Obligations or Hedging Obligations of the Borrower or any of its Subsidiaries, except that each Genco may issue and use First Mortgage Bonds in order to secure payment obligations of FES or such Genco to any of FE’s regulated utility Subsidiaries with respect to FES’s Mark-to-Market Obligations in an amount not greater than the difference between the amount of First Mortgage Bonds that may at the time of determination be issued under the applicable issuance tests under the FMB Mortgage of such Genco (as such issuance tests are in effect on the date hereof).
(c)    Mergers, Etc. Merge with or into or consolidate with or into any other Person, or permit any of its Subsidiaries to do so unless (i) immediately after giving effect thereto, no event shall occur and be continuing that constitutes an Event of Default, (ii) the consolidation or merger shall not materially and adversely affect the ability of the Borrower (or its successor by merger or consolidation as contemplated by clause (i) of this clause (c)) to perform its obligations hereunder or under any Loan Document, and (iii) in the case of any such merger or consolidation to which the Borrower is a party, the Person formed by such consolidation or into which the Borrower shall be merged shall assume the Borrower’s obligations under this Agreement and the other Loan Documents to which it is a party in a writing reasonably satisfactory in form and substance to the Lender. Without limiting the foregoing, (A) the Borrower may merge with or into or consolidate with or into a wholly-owned Subsidiary of the Borrower and (B) the Borrower may transfer all or substantially all of its assets and liabilities to a wholly-owned Subsidiary of the Borrower or to a newly-formed Person to which all or substantially all of the assets and liabilities of the Borrower is being transferred, if, in each case, (1) the surviving Person, transferee or Person otherwise specified above is to become the sole Borrower hereunder, as applicable, assumes the Borrower’s obligations under this Agreement and the other Loan Documents pursuant to an instrument in form and substance reasonably satisfactory to the Lender; (2) the Lender receives evidence reasonably satisfactory to it that, after giving effect to such transactions, the Guarantee will remain in full force and effect and will apply (either as a result of such merger, consolidation or transfer or pursuant to amendments thereto); (3) the Reference Ratings of the surviving or resulting Borrower are not, after giving effect to such transactions, any lower than the Reference Ratings of the Borrower that was a party to such transactions immediately prior to the consummation of such transactions, unless the Reference Ratings of such surviving or resulting Borrower are at least BBB- and Baa3; and (4) the parties to such transaction deliver to the Lender certified copies of all corporate or limited liability company, equity holder and Governmental Authority approvals required in connection with such transactions and legal opinions of counsel to such parties relating to such transactions, the assumption agreement described in clause (1) above.
(d)    [Reserved]
(e)    Use of Proceeds. Use the proceeds of any Extension of Credit for any purpose other than working capital and other general corporate purposes of the Borrower and its Subsidiaries (for the avoidance of doubt, “general corporate purposes” shall include, without limitation, meeting current and future liquidity needs of the Loan Parties under any and all circumstances); provided, however, that the Borrower may not use such proceeds in connection with any Hostile Acquisition.
(f)    Indebtedness. No Loan Party will, nor will any Loan Party permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Loan Parties or any of their respective Subsidiaries, except: (i) Indebtedness incurred under this Agreement and the other Loan Documents; (ii) the Indebtedness existing as of the date hereof, and any refinancing, extension, renewal or refunding of any such Indebtedness; (iii) Indebtedness consisting of capital lease obligations or similar obligations of the Loan Parties and their Subsidiaries existing as of the date hereof; (iv) (a) Indebtedness secured by a Lien referred to in Section 5.03(b), and (b) any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof; (v) any intercompany loans and advances made by a Loan Party to any other Loan Party (provided that such intercompany loans are subject to the Subordination Agreement); (vi) Indebtedness in respect of bid, performance or surety bonds issued for the account of a Loan Party or any Subsidiary in the ordinary course of business, including guarantees of obligations of such Person with respect to letters of credit supporting such bid, performance or surety obligations; (vii) Indebtedness arising from (a) honoring by a bank or other financial institution of a check or draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, and (b) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; and (viii) Indebtedness in respect of a sale or discounting of receivables, provided that there is no recourse for such indebtedness beyond the receivables collected.
(g)    [Reserved]
(h)    [Reserved]
(i)    FMB Mortgage. No Loan Party shall enter into any modification, amendment, termination or release of the FMB Mortgages that is disproportionately adverse to the Lender as compared to all other holders of First Mortgage Bonds, taken as a whole.

ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01.    Events of Default.
If any of the following events shall occur and be continuing with respect to the Borrower (an “Event of Default”):
(a)    (i) Any principal of any Advance or any Reimbursement Obligation shall not be paid by the Borrower when the same becomes due and payable, or (ii) any interest on any Advance or Reimbursement Obligation or any fees or other amounts payable hereunder shall not be paid by the Borrower within three Business Days after the same becomes due and payable; or
(b)    Any representation or warranty made by the Borrower (or any of its officers) in any Loan Document or in connection with any Loan Document shall prove to have been incorrect or misleading in any material respect when made; or
(c)    (i) The Borrower shall fail to perform or observe any covenant set forth in Section 5.03 on its part to be performed or observed, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement (other than those covenants otherwise covered in clause (a) or (c)(i) of this Section 6.01) contained in this Agreement or any other Loan Document on its part to be performed or observed and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Lender; or
(d)    [Reserved]
(e)    The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness under this Agreement) that is outstanding in a principal amount in excess of $50,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
(f)    The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition or arrangement with creditors, a readjustment of its debts, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted or acquiesced in by it), either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Guarantor shall take any corporate action to authorize or to consent to any of the actions set forth above in this subsection (f); or
(g)    The entry of (i) a final, non-appealable judgment or order by a court of competent jurisdiction or (ii) an award by an arbitration panel for which all attempts to void or vacate the arbitral award (and all related appeals) have been exhausted, in each case, for the payment of money exceeding any applicable insurance coverage by more than $50,000,000 against the Borrower or any Guarantor and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment, order or award, by reason of a pending appeal or otherwise, shall not be in effect; or
(h)    [Reserved]
(i)    If, (i) the Guarantee shall cease to be in full force and effect or any Guarantor shall deny in writing that it has further liability under this Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents) or (ii) the Guarantor Bonds cease for any reason to be valid, binding and in full force and effect or the Lien created by either FMB Mortgage ceases to be enforceable and of the same effect and priority purported to be created thereby, other than as expressly permitted hereunder or thereunder or as a result of the acts or omissions by the Lender, then, and in any such event, the Lender may by notice to the Borrower, declare the obligation of the Lender to make Extensions of Credit to the Borrower, to be terminated, whereupon the same shall forthwith terminate, whereupon all Advances and Reimbursement Obligations and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Bankruptcy Code, (A) the obligation of the Lender to make Extensions of Credit to the Borrower shall automatically be terminated and (B) all Advances made to, or on behalf of, the Borrower and all other amounts payable under this Agreement by the Borrower shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
[RESERVED]
ARTICLE VIII
MISCELLANEOUS
SECTION 8.01.    Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 8.02.    Notices, Etc.
Unless specifically provided otherwise in this Agreement, all notices and other communications provided for hereunder shall be in writing (including email) and delivered by hand or overnight courier service, mailed or sent by telecopy, if to the Borrower, to it at its address at 341 White Pond Drive, Akron, OH 44320, Attention: Treasurer, Email: jlisowski@firstenergycorp.com and if to the Lender, to it at its address at 76 South Main Street, Akron, Ohio 44308, Attention: Treasurer, Email: grp-treasurycompliance@firstenergycorp.com. Subject to the other notice requirements of this Agreement, all notices and communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, mailed or sent by email to such party and received during the normal business hours of such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section. If such notices and communications are received after the normal business hours of such party, receipt shall be deemed to have been given upon the opening of the recipient’s next Business Day.
SECTION 8.03.    Electronic Communications.
(a)    The Borrower hereby agrees that it will provide to the Lender all information, documents and other materials that it is obligated to furnish to the Lender pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new Borrowing or other Extension of Credit, (ii) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (iii) provides notice of any Unmatured Default or Event of Default under the Credit Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Lender to grp-treasurycompliance@firstenergycorp.com. In addition, the Borrower agrees to continue to provide the Communications to the Lender in the manner otherwise specified in this Agreement, but only to the extent requested by the Lender.
(b)    [Reserved]
(c)    [Reserved]
(d)    The Lender agrees that the receipt of the Communications by the Lender at its e-mail address set forth above shall constitute effective delivery of the Communications to the Lender for purposes of the Loan Documents. Subject to the other notice requirements of this Agreement, all such notices and Communications given to the Lender in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by electronic/soft medium to such party and received during the normal business hours of such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section. If such notices and communications are received after the normal business hours of such party, receipt shall be deemed to have been given upon the opening of the recipient’s next Business Day.
(e)    Nothing herein shall prejudice the right of the Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.04.    No Waiver; Remedies.
No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 8.05.    Return of Guarantor Bonds.
Upon the payment in full of all obligations of the Borrower under this Agreement and the Loan Documents and the termination of the Commitment, the Lender shall promptly return all Guarantor Bonds to the relevant Guarantor for cancellation.
SECTION 8.06.    No Right of Set-off.
Regardless of whether an Event of Default shall have occurred, the Lender shall have no right to set off deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness or obligations at any time owing by the Lender to or for the credit or the account of any Loan Party against any obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document.
SECTION 8.07.    Binding Effect.
This Agreement shall become effective when it shall have been executed by the Loan Parties and the Lender.
SECTION 8.08.    Assignments.
(a)    Successors and Assigns Generally. The Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 8.08, or (ii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 8.08 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by the Lender. The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it) subject to the following conditions:
(i)    Required Consents. The consent of the Borrower shall be required for any assignment (such consent not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing at the time of such assignment; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by giving written notice to the Lender within 10 Business Days after having received notice thereof.
(ii)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Lender an Assignment and Assumption.
(iii)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(iv)    Amendment due to Assignment. If the Lender desires to assign its rights and obligations pursuant to this Section 8.08 to a financial institution, the Borrower hereby agrees and consents to amend this Agreement to include customary covenants and representations related to the Loan Parties’ compliance with “anti-corruption laws”.
From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a lender under this Agreement, and the Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto).
(c)     [Reserved].
(d)    [Reserved].
(e)    [Reserved].
(f)    Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
(g)    Disclosure of Certain Information. The Lender may, in connection with any assignment or proposed assignment pursuant to this Section 8.08, disclose to the assignee or proposed assignee, any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, the assignee or proposed assignee shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from the Lender.
SECTION 8.09.    Governing Law.
THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO.
SECTION 8.10.    Consent to Jurisdiction; Waiver of Jury Trial.
(a)    To the fullest extent permitted by law, the Borrower hereby irrevocably (i) submits to the exclusive jurisdiction of any Ohio or Federal court sitting in Akron or Cleveland and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, any other Loan Document, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio State court or in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower also irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to the Borrower at its address specified in Section 8.02. The Borrower agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    THE BORROWER AND THE LENDER HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
SECTION 8.11.    Severability.
Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.
SECTION 8.12.    Entire Agreement.
This Agreement and the Notes issued hereunder constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, except as expressly agreed in any such previous agreement. Except as is expressly provided for herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 8.13.    Execution in Counterparts.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
SECTION 8.14.    USA PATRIOT ACT Notice.
The Lender hereby notifies the Borrower pursuant to the requirements of the Patriot Act that it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.
SECTION 8.15.    No Fiduciary Duty.
The Lender and its respective Affiliates (collectively, the “Credit Parties”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Credit Party, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Credit Party has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Credit Party has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Credit Party is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Credit Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
ARTICLE IX
GUARANTY
(a)    The Guarantors irrevocably and unconditionally guarantee to the Lender the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) all of the obligations of the Borrower hereunder, whether existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”). Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Borrower or any affiliate of the Borrower, or any other action, occurrence or circumstance whatsoever. Upon the occurrence of any default or event of default under this Agreement, including the failure to timely pay any Guaranteed Obligations, the Guarantors will, immediately upon their receipt of written notice from the Lender demanding payment hereunder, pay to the Lender, in immediately available funds, at the address of the Lender specified in such notice, such amount of the Guaranteed Obligations as the Lender shall specify in such notice.
(b)    In addition to the foregoing, the Guarantors unconditionally and irrevocably, guarantee to the Lender the payment of any and all Guaranteed Obligations, whether or not due or payable by the obligor thereon, upon the occurrence of any Bankruptcy Event in respect of the Borrower, and unconditionally and irrevocably, promises to pay such Guaranteed Obligations to the Lender, on demand.
(c)    As a separate, additional and continuing obligation, the Guarantors unconditionally and irrevocably undertake and agree, for the benefit of the Lender, that, should any amounts constituting Guaranteed Obligations not be recoverable from the Borrower for any reason whatsoever (including, without limitation, by reason of any provision of this Agreement or any other agreement or instrument executed in connection therewith being or becoming, at any time, voidable, void, unenforceable, or otherwise invalid under any applicable law), then notwithstanding any notice or knowledge thereof by the Lender, any of its affiliates, or any other person, each Guarantor, as sole, original and independent obligor, upon demand by the Lender, will make payment to the Lender of all such obligations not so recoverable by way of full indemnity.
(d)    All payments by the Guarantors under this Agreement shall be made to the Lender in United States dollars in immediately available funds and shall not be subject to setoff, counterclaim or any other contingency of any kind.
[Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
BORROWER

By:    /s/ Jason J. Lisowski
Name:    Jason J. Lisowski
Title: Controller and Treasurer

GUARANTORS

FirstEnergy Generation, LLC

By:    /s/ Jason J. Lisowski
Name:    Jason J. Lisowski
Title: Controller and Treasurer

FirstEnergy Nuclear Generation, LLC

By:    /s/ Jason J. Lisowski
Name:    Jason J. Lisowski
Title: Controller and Treasurer

LENDER

FirstEnergy Corp.

By:    /s/ Steven R. Staub
Name: Steven R. Staub
Title: Vice President and Treasurer

EXHIBIT A
Form of Assignment and Assumption
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swing line loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

•	Assignor[s]:
2.	Assignee[s]:
[for each Assignee, indicate [Affiliate] of [identify Lender]
3.	Borrower:	FirstEnergy Solutions Corp.
4.	Administrative Agent:	FirstEnergy Corp. as Lender
5.	Credit Agreement:	The $700,000,000 Credit Agreement dated as of December 6, 2016 among FirstEnergy Solutions Corp., as Borrower, the guarantors party thereto and FirstEnergy Corp., as Lender
6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Advances for all Lenders[7]	Amount of Commitment/ Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[1.	Trade Date: ______________][9]
[Page break]

5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 201__ [TO BE INSERTED BY THE LENDER AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]10
[NAME OF ASSIGNOR]
By
Name:
Title:
[NAME OF ASSIGNOR]
By
Name:
Title:
ASSIGNEE[S]11
[NAME OF ASSIGNEE]
By:
Name:
Title:
[NAME OF ASSIGNEE]
By:
Name:
Title:
[Consented to and]12 Accepted:

10 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
12 To be added only if the consent of the Administrative Agent is required by terms of the Credit Agreement.

FIRSTENERGY CORP., AS LENDER
By:
Name:
Title:
FIRSTENERGY SOLUTIONS CORP., AS THE BORROWER
By:
Name:
Title:

ANNEX 1
$700,000,000 Credit Agreement, dated as of December 6, 2016, among FirstEnergy Solutions Corp., as Borrower, the guarantors party thereto and FirstEnergy Corp., as Lender.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.08(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.08(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(g) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is not a U.S. Person, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 2.16(e)(ii) of the Credit Agreement), duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Lender or [the][any] Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Lender shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Lender shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Ohio.

EXHIBIT B
Form of Note
PROMISSORY NOTE
U.S.$[______________]    _______ __, 20__
FOR VALUE RECEIVED, the undersigned, FIRSTENERGY SOLUTIONS CORP., an Ohio corporation (the “Borrower”), HEREBY PROMISES TO PAY to [_____________] (the “Lender”) or its registered assigns, the principal sum of U.S.$[______________] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Credit Agreement outstanding on the Termination Date, payable on the Termination Date.
The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States to the Lender, at 76 South Main Street, Akron, Ohio 44308, in same day funds. Each Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of December 6, 2016 (the “Credit Agreement”), among the Borrower, the guarantors party thereto and the Lender. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO.

[FIRSTENERGY SOLUTIONS CORP.]
By     ___________________________________
Name:
Title:

EXHIBIT C
Form of Notice of Borrowing
FirstEnergy Corp., as Lender
referred to below
____ __, 200__
Ladies and Gentlemen:
The undersigned refers to the Credit Agreement, dated as of December 6, 2016 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, FirstEnergy Solutions Corp. and FirstEnergy Corp, as Lender, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests [a] Borrowing[s] under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing[s] (the “Proposed Borrowing[s]”) as required by Section 2.02(a) of the Credit Agreement:
(i)    The Business Day of the Proposed Borrowing[s] is __________________, ____.
(ii)    The aggregate amount of such Proposed Borrowing is $____________.
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing[s]:
(A)    the representations and warranties of the Borrower contained in Section 4.01 of the Credit Agreement are true and correct in all material respects, before and after giving effect to the Proposed Borrowing[s] and to the application of the proceeds therefrom, as though made on and as of such date (other than, as to any such representation or warranty that by its terms refers to a specific date other than the date of the Proposed Borrowing[s], in which case, such representation and warranty is true and correct in all material respects as of such specific date) (provided that in each case, such materiality qualifier is not applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof);
(B)    no event has occurred and is continuing, or would result from such Proposed Borrowing[s] or from the application of the proceeds therefrom, that constitutes an Event of Default or an Unmatured Default with respect to the Borrower; and
(C)    Immediately following such Extension of Credit, the Outstanding Credits of the Lender shall not exceed the amount of the Commitment.
Please transfer or credit the funds to the following account:

Bank: ___________
Address: _________________
ABA #: __________________
Account #: _______________
Beneficiary: ______________
[remainder of page intentionally left blank]

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Very truly yours,

FIRSTENERGY SOLUTIONS CORP.
By:
Name:
Title:

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